Exhibit 15.1

October 30, 2003

Beckman Coulter, Inc.

4300 N. Harbor Boulevard

Fullerton, CA 92834-3100

Re:   Registration Statement No. 333-100904, 333-24851, 333-37429, 33-31573, 33-41519, 33-51506, 33-66990, 33-66988, 333-69291, 333-59099, 333-69249, 333-69251, 333-72896 and 333-72892

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 30, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Orange County, California